Exhibit 99

Steven E. Rendle Named to New Position of President & Chief Operating Officer at VF Corporation; Elected Member of the Board of Directors

An Accomplished, Long-Time VF Leader, Rendle’s Appointment Will Help Fuel the Company’s Growth

GREENSBORO, N.C.--(BUSINESS WIRE)--June 24, 2015--VF Corporation (NYSE: VFC), a global leader in branded apparel, footwear and accessories, today announced that Steven E. Rendle, 55, has been appointed President & Chief Operating Officer at the company and has been elected to VF’s Board of Directors. He will report to Eric Wiseman, VF’s Chairman and Chief Executive Officer.

“We’re pleased to promote Steve to this important new role,” Wiseman said. “His accomplishments during his nearly 16 years with the company are many, including accelerating VF’s brand growth in the Americas, leading our Outdoor & Actions Sports coalition and serving as President at The North Face® brand. Steve is a key member of our Operating Committee, which oversees our business around the world, and he has helped define and execute VF’s strategic plans. His passion for connecting with consumers and customers helps drive our Powerful Brands, Powerful Platforms, One VF approach.”

In his role as President & Chief Operating Officer, Rendle will oversee all of VF’s business coalitions worldwide: Outdoor & Action Sports, Jeanswear, Imagewear, Sportswear and Contemporary Brands. He will also be responsible for VF’s global Supply Chain and Direct-to-Consumer platforms.

Wiseman continued, “VF is a growing global company and Steve is an outstanding leader with a proven track record of building brands and businesses. He is sharply focused on VF’s four essential growth drivers: leading in innovation, connecting with consumers, serving consumers directly and expanding geographically. As our President & COO, Steve will have responsibility across the business as we continue to build our powerful brand and distribution platforms that deliver consistent growth and return to shareholders.”

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
Vice President, Investor Relations
or
Craig Hodges, 336-424-5636
Director, Corporate Communications